 Exhibit 10.30

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

between

CEFF Morehead Property, LLC,
a Delaware limited liability company

and

AppHarvest Morehead Farm, LLC,
a Delaware limited liability company

Dated as of December 1, 2020

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (together with all exhibits and schedules appended hereto, this “Agreement”), dated as of December 1, 2020 (the “Effective Date”), is made by and between CEFF Morehead Property, LLC, a Delaware limited liability company (“Seller”), and AppHarvest Morehead Farm, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller each may be referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns, beneficially and of record, one hundred percent (100%) of the issued and outstanding membership interests (the “Interests”) in Morehead Farm, LLC, a Delaware limited liability company (the “Project Company”), which owns the Facility (as defined below); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, and Buyer desires to purchase, the Interests.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1       Specific Definitions. As used in this Agreement, the following terms shall have the meaning ascribed to them below:

“Accepted Update” shall have the meaning given to it in Section 3.6.2.

“Acquisition” shall have the meaning given to it in Section 2.1.

“Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” with respect to any Person, means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through contract or otherwise.

“Agreement” shall have the meaning given to it in the Preamble.

“AppHarvest” shall mean AppHarvest Inc., a Delaware corporation.

“AppHarvest Merger Agreement” shall mean that certain Business Combination Agreement and Plan of Reorganization, dated as of September 28, 2020, by and among Novus Capital Corporation, ORGA, Inc., and AppHarvest.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“AppHarvest Merger Closing” shall mean the “Closing” as defined in and under the AppHarvest Merger Agreement.

“Applicable Law” shall mean all national, state, provincial, local or municipal laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, governmental approvals, licenses, permits, directives, and requirements (including all environmental laws) of all regulatory and other Governmental Authorities having jurisdiction over, as applicable, Seller, the Project Company, the Facility, the Interests, and Buyer.

“Assets” shall mean, with respect to any Person, all right, title and interest of such Person in and to assets and rights of any kind, whether tangible or intangible, real or personal, including land and properties (or interests therein, including rights of way, leaseholds and easements), agreements, contracts, understandings, permits, books and records, cash, accounts receivable, deposits and prepaid expenses.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement, to be executed by Buyer and Seller on the Closing Date in the form attached hereto as Exhibit A.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are required or authorized by Applicable Law to close.

“Buyer” shall have the meaning given to it in the Preamble.

“Buyer Conditions Precedent” shall have the meaning given to it in Section 3.3.

“Buyer Fundamental Representations” shall mean the representations and warranties made by Buyer in Sections 6.1, 6.3, and 6.9.

“Buyer’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of Buyer.

“Claim” shall have the meaning given to it in Section 8.2.

“Claim Notice” shall have the meaning given to it in Section 8.2.

“Claimed Amount” shall have the meaning given to it in Section 8.2.

“Closing” shall have the meaning given to it in Section 3.1.

“Closing Date” shall have the meaning given to it in Section 3.1.

“Closing Date Cost Report” shall mean a report, prepared by the Independent Accountant, setting forth the Total Costs as of the Closing Date.

“Confidential Information” shall have the meaning given to it in Section 10.12.

“Contract” shall mean any written agreement, contract, license, sublicense, assignment, purchase agreement, indenture, lease, sublease, instrument of indebtedness, security agreement, guarantee, purchase order, sales order, offer to sell, option, right of first refusal or any other understanding or documents, entered into by a Person, including each agreement, contract, understanding and all other documents relating to the procurement or sale of Assets or the employment of, or the performance of services by, any Person on behalf of another Person, including in all such cases any amendments and other modifications thereto.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Customs Letter of Credit” means that certain Irrevocable Standby Letter of Credit No. [***], dated February 10, 2020, issued by Silicon Valley Bank for the account of the Project Company, for the benefit of the Customs Letter of Credit Counterparty.

“Customs Letter of Credit Counterparty” means Avalon Risk Management Insurance Agency, Inc.

“Disclosure Schedules” shall mean the schedules (dated as of the Effective Date) delivered to Buyer on behalf of Seller with respect to the representations and warranties contained in Article 4 and Article 5.

“Effective Date” shall have the meaning given to it in the Preamble.

“EPC Contractor” means Dalsem Greenhouse Technology B.V.

“EPC Guaranty” shall have the meaning given to it in Section 7.8.

“Facility” shall have the meaning given to it in the Master Lease Agreement.

“Full Facility Completion” shall have the meaning given to it in the Master Lease Agreement.

“Governmental Authority” shall mean any (a) national, state, county, municipal or local government (whether domestic or foreign) or any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction, or (d) any arbitrator with authority to bind a party at law.

“Indebtedness” of any Person shall mean: (a) all obligations of such Person for borrowed money or with respect to deposits, overdrafts or advances of any kind, and all accrued but unpaid redemption or prepayment premiums or penalties and any other fees and expenses paid to satisfy such obligations; (b) all obligations of such Person evidenced by bonds, debentures, notes, mortgages, deeds of trust, assignments of rents, or similar instruments; (c) obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any real or personal property owned or acquired by such Person (including, but not limited to, any mortgages, deeds of trust, pledges, charges, claims, rights of first refusal, voting trusts, proxies, restrictions and security interests), whether or not the Indebtedness secured thereby has been assumed (but, for the avoidance of doubt, excluding ordinary payments due under the Project Company Contracts); (e) all written obligations of such Person guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly; (f) all obligations of such Person under capital or synthetic leases, conditional sales contracts and other similar title retention instruments; (g) all reimbursement obligations of such Person for letters of credit and other similar instruments (whether or not drawn); and (h) all obligations of such Person under any interest rate protection agreement, swap or collar agreement or other similar agreement designed to protect a Person against fluctuations in interest rates or other currency fluctuation or commodity hedging transaction.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Indemnified Party” shall have the meaning given to it in Section 8.1.

“Indemnifying Party” shall have the meaning given to it in Section 8.1.

“Indemnity Period” shall have the meaning given to it in Section 8.4.

“Independent Accountant” shall mean the independent certified public accountant mutually chosen by Buyer and Seller within [***] Business Days of the Effective Date.

“Insurance Policies” shall have the meaning given to it in Section 5.7.

“Interests” shall have the meaning given to it in the Recitals.

“Lien” shall mean any mortgage, deed of trust, lien (choate or inchoate), pledge, charge, security interest, assessment, reservation, assignment, hypothecation, defect in title, encroachments and other burdens, restrictive covenant, condition or restriction or easement or encumbrance of any kind, whether arising by contract or under any Applicable Law and whether or not filed, recorded or otherwise perfected or effective under any Applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Losses” shall have the meaning given to it in Section 8.1.

“Master Lease Agreement” shall mean that certain Master Lease Agreement, dated as of May 13, 2019, by and between the Project Company and the Buyer, as amended pursuant to that certain First Amendment to Master Lease Agreement, dated as of September 30, 2019, as further amended by that certain Second Amendment to Master Lease Agreement, dated as of October 26, 2020.

“Material Adverse Change” shall mean any event, occurrence, effect, or change in condition after the Effective Date that, individually or in the aggregate, has a material and adverse effect on the Interests or on the business or operations of the Project Company or the Facility. For the avoidance of doubt, the following will not be considered when determining whether a Material Adverse Change has occurred: any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (i) any change generally affecting the international, national or regional controlled environment agriculture industry; (ii) any change generally affecting the international, national or regional wholesale or retail markets for or costs of agricultural products; (iii) any change generally affecting the controlled environment agriculture business; (iv) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (v) any change in generally accepted accounting principles or other applicable accounting or auditing standards or industry standards; or (vi) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market) or any change in the general national or regional economic financial conditions.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Outside Date” shall have the meaning given to it in Section 3.7.1.

“Party” or “Parties” shall have the meaning given to it in the Preamble.

“Permitted Equity Exceptions” shall mean Liens related to restrictions on transfer of the Interests under any applicable federal, state or foreign securities laws.

“Permitted Exceptions” shall mean: (a) those Liens set forth on Schedule 1.1(A); (b) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which Seller has set aside appropriate reserves; (c) Liens expressly granted under, or created by, existing or pursuant to, the terms and conditions of the Project Company Contracts, other than, as of the Closing Date, those Project Company Contracts that shall be terminated pursuant to the terms hereof (provided, that in no event shall mechanics or materialmen’s liens attributable to Project Company’s breach of any Project Company Contract be considered Permitted Exceptions); (d) Liens created pursuant to, or as a result of the existence of, this Agreement or any of the Transaction Documents; (e) any Liens approved or consented to in writing by Buyer; and (f) any Permitted Equity Exceptions.

“Person” shall mean any natural person, corporation, limited liability company, partnership, firm, association, governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Project Company” shall have the meaning given to it in the Recitals.

“Project Company Affiliate Contracts” shall mean Contracts between the Project Company, on one hand, and Seller or any Affiliate of Seller, on the other hand.

“Project Company Contracts” shall have the meaning given to it in Section 5.3.1.

“Purchase Price” shall mean an amount equal to [***] of the Total Costs determined by the Independent Accountant.

“Real Property” shall have the same meaning given to the “Site” under the Master Lease Agreement.

“Response Notice” shall have the meaning given to it in Section 8.3.

“ROFR Agreement” shall mean that certain Right of First Refusal Agreement, dated as of May 13, 2019, by and between Buyer and Seller.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“ROFR Assignment and Amendment” shall mean the Assignment of and First Amendment to the ROFR Agreement to be executed by AppHarvest, ROFR Assignee, and Seller Parent on the Closing Date in the form attached hereto as Exhibit B.

“ROFR Assignee” shall mean Equilibrium Sustainable Foods, LLC, an Oregon limited liability company.

“Securities Act” shall have the meaning given to it in Section 6.8(a).

“Seller” shall have the meaning given to it in the Preamble.

“Seller Conditions Precedent” shall have the meaning given to it in Section 3.4.

“Seller Fundamental Representations” shall mean the representations and warranties made by Seller in Sections 4.1, 4.2, and 4.5; and the representations and warranties made by Seller on behalf of the Project Company in Sections 5.1 and 5.2.

“Seller Parent” means CEFF US Holdings, LLC, a Delaware limited liability company.

“Seller Parent Guaranty” means the Guaranty to be executed by Seller Parent in favor of Buyer on the Closing Date in the form attached hereto as Exhibit C.

“Seller’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of Seller.

“Tax” or “Taxes” shall mean (a) any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Authority, and (b) each liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to pay directly, indemnify or otherwise assume or succeed to the liability of any other Person.

“Title Company” shall mean First American Title Insurance Company.

“Total Costs” shall mean the sum of all third-party costs incurred by Seller and its Affiliates in connection with (a) the Acquisition and (b) the acquisition, development, and construction of the Facility, including all diligence, legal, consulting, financing (including interest), currency exchange, hedging, insurance, duties, tariffs, fees, taxes, and other development fees and costs. An estimate of the Total Costs is attached hereto as Schedule 1.1(B); provided, that in no event shall any late interest, penalties or like payment obligation arising from any default or delinquent payment under any Project Company Contract be included in the calculation of Total Costs.

“Transaction Documents” shall mean the Assignment and Assumption Agreement, the ROFR Assignment and Amendment, and any other documents, agreements, instruments, or certificates as may be executed and delivered in connection with this Agreement and the transactions contemplated hereunder.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.2           Construction.

1.2.1        Headings and the rendering of text in bold and/or italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement.

1.2.2        A reference to an Exhibit, Schedule, Article, Section or other provision shall be, unless otherwise specified, to exhibits, schedules, articles, sections or other provisions of this Agreement, which exhibits and schedules are incorporated herein by reference.

1.2.3        Any reference in this Agreement to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

1.2.4        Any reference in this Agreement to “this Agreement,” “herein,” “hereof” or “hereunder” shall be deemed to be a reference to this Agreement as a whole and not limited to the particular Article, Section, Exhibit, Schedule or provision in which the relevant reference appears and to this Agreement as varied, amended, supplemented, substituted, novated, assigned or otherwise transferred from time to time.

1.2.5        References to any Party shall, where appropriate, include any successors, transferees and permitted assigns of the Party.

1.2.6        References to the term “includes” or “including” shall mean “includes, without limitation” or “including, without limitation.”

1.2.7        Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

1.2.8        If the time for performing an obligation under this Agreement occurs or expires on a day that is not a Business Day, the time for performance of such obligation shall be extended until the next succeeding Business Day.

1.2.9        References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.

1.2.10      References to any amount of money shall mean a reference to the amount in United States Dollars.

1.2.11      The term “shall” is understood to be mandatory and the term “may” is understood to be permissive.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 2

PURCHASE AND SALE OF INTERESTS

2.1           Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the right, title and interest of Seller in and to the Interests so that upon consummation of the transactions described herein, Buyer shall own, directly, all of the Interests (the “Acquisition”).

2.2           Consideration. In consideration of the Acquisition, on the Closing Date, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

2.3           Further Assurances. At any time after the Closing, at Buyer’s request and without further consideration, Seller agrees to execute and deliver to Buyer all documents and instruments as may be reasonably necessary to further effectuate the Acquisition.

ARTICLE 3
CLOSING; TERMINATION

3.1           Closing and Closing Date. The closing of the Acquisition (the “Closing”) shall take place via email exchange of signatures and execution documents on a date mutually agreed to by the Parties within [***] Business Days of the satisfaction or waiver by the applicable Party of each of the Buyer Conditions Precedent and Seller Conditions Precedent (the date upon which the Closing occurs, the “Closing Date”).

3.2           Closing Deliverables.

3.2.1                    Seller Closing Deliverables. On the Closing Date, Seller shall deliver, or cause to be delivered, the following items to Buyer:

(a)               Counterpart signature page to the Assignment and Assumption Agreement duly executed by an authorized representative of Seller;

(b)               Counterpart signature page to the ROFR Assignment and Amendment duly executed by an authorized representative of ROFR Assignee and Seller Parent;

(c)               Counterpart signature pages to a document or documents effectively terminating each ancillary agreement between Seller, or an Affiliate of Seller (other than the Project Company), and Buyer or an Affiliate of Buyer related to the Master Lease Agreement and set forth on Schedule 3.2.1(c);

(d)               Counterpart signature page to the Seller Parent Guaranty duly executed by an authorized representative of Seller Parent;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)               Counterpart signature pages of the Project Company and Seller or any applicable Affiliate of Seller to a document or documents effectively terminating any Project Company Affiliate Contracts;

(f)                A commitment for policies of title insurance covering the Real Property obtained by Seller from the Title Company for the benefit of Buyer, in form and substance reasonably satisfactory to Buyer, together with such standard affidavits and agreements executed by Seller as reasonably required by the Title Company to issue the final title policy in form and substance reasonably satisfactory to Buyer;

(g)               The resignations of any existing managers, officers, and employees of the Project Company;

(h)               To the extent in Seller’s possession or control and not already in Buyer’s (or an Affiliate of Buyer’s) possession, any original (or copies of originals not available) licenses, permits, records, approvals, and warranties, including but not limited to, to the extent not previously furnished, originals (or copies of originals not available) of all permits issued by appropriate Governmental Authorities and utility companies in connection with the Facility or Real Property, including zoning approvals, building permits and certificates of occupancy;

(i)                 To the extent in Seller’s possession or control and not already in Buyer’s (or an Affiliate of Buyer’s) possession, copies of all plans, specifications, mechanical, electrical and plumbing layouts, operating manuals, leasing information and similar items utilized in connection with or pertaining to the development and construction of the Facility or Real Property;

(j)                 A certificate of good standing, dated within [***] days prior to the Closing Date, as to the continued existence of the Project Company, issued by the Delaware Secretary of State;

(k)               A certification of non-foreign status of Seller or, if any Seller is a disregarded entity for federal income tax purposes, the regarded owner of Seller, in the form and manner which complies with the requirements of Section 1445(b)(2) of the Code and Treasury Regulation Section 1.1445-2(b)(2) and in form and substance reasonably satisfactory to Buyer; and

(l)                 A certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of a duly authorized representative of Seller certifying (i) as to Seller’s incumbent officers, organizational documents, good standing and due authorization, and (ii) that all representations of Seller contained in this Agreement are true and correct in all material respects as though made on and as of the Closing Date.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.2.2                    Buyer Closing Deliverables. On the Closing Date, Buyer shall pay the Purchase Price in accordance with Section 2.2 and deliver, or cause to be delivered, the following items to Seller:

(a)               Counterpart signature page to the Assignment and Assumption Agreement duly executed by an authorized representative of Buyer;

(b)               Counterpart signature page to the ROFR Assignment and Amendment duly executed by an authorized representative of AppHarvest;

(c)               Counterpart signature page to the Seller Parent Guaranty duly executed by an authorized representative of Buyer; and

(d)               A certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, of a duly authorized representative of Buyer certifying (i) as to Buyer’s incumbent officers, organizational documents, good standing and due authorization, and (ii) that all representations of Buyer contained in this Agreement are true and correct in all material respects as though made on and as of the Closing Date.

3.3           Buyer Conditions Precedent to Closing. If the following conditions precedent (the “Buyer Conditions Precedent”) are not satisfied, or waived in writing by Buyer, Buyer shall not be obligated to effect the Closing:

3.3.1        Each of the documents referred to in Section 3.2.1 to be executed by Seller or an Affiliate of Seller has been executed and delivered to Buyer;

3.3.2        Full Facility Completion has been achieved;

3.3.3        the AppHarvest Merger Closing has been effected;

3.3.4        receipt by the Parties of the Closing Date Cost Report;

3.3.5        Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date;

3.3.6        There has been no Material Adverse Change to any Disclosure Schedule after the Effective Date except as disclosed to Buyer in accordance with Section 3.6 hereof;

3.3.7        There has been no Material Adverse Change to the Facility, Real Property or Project Company after the Effective Date; and

3.3.8        There shall be no uncured default under this Agreement by Seller.

3.4           Seller Conditions Precedent to Closing. If the following conditions precedent (the “Seller Conditions Precedent”) are not satisfied, or waived in writing by Seller, Seller shall not be obligated to effect the Closing:

3.4.1        Each of the documents referred to in Section 3.2.2 to be executed by Buyer or an Affiliate of Buyer have been executed and delivered to Seller;

3.4.2        Full Facility Completion has been achieved;

3.4.3        the AppHarvest Merger Closing has been effected;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.4.4        receipt by the Parties of the Closing Date Cost Report; and

3.4.5        payment of Purchase Price in accordance with Section 2.2.

3.5           Satisfaction of Conditions. After the Effective Date and until the Closing Date or the earlier termination of this Agreement pursuant to Section 3.7, each Party shall take such commercially reasonable steps as are necessary and shall proceed in good faith, and in a timely manner and consistent with such commercially reasonable steps, to satisfy each condition precedent to be satisfied by it; provided, that a Party shall not in any event be responsible for the acts or omissions of the other Party or of any third party or for any circumstances or events beyond its reasonable control.

3.6           Disclosure Schedules.

3.6.1                    At any time after the Effective Date and prior to the date that is [***] Business Days prior to the Closing Date, Seller shall supplement or amend the Disclosure Schedules to reflect matters arising after the Effective Date that, if existing or known on the Effective Date, would have been required to be described therein. Buyer may, in its sole discretion, as a result of any update to the Disclosure Schedules proposed by Seller that results in a Material Adverse Change, elect to terminate this Agreement pursuant to Section 3.7.3 (after expiration of the cure periods set forth therein).

3.6.2                    If Buyer elects not to terminate this Agreement in accordance with Section 3.6.1, then the information constituting such update to the Disclosure Schedules shall be deemed an “Accepted Update.” With respect to any Accepted Update, (a) any applicable representations and warranties to which such Accepted Update refers shall be deemed qualified by such Accepted Update, and (b) such Accepted Update shall be deemed to have cured any misrepresentation or breach of Seller’s representations or warranties that otherwise might have existed hereunder by reason of any fact, event or circumstance addressed in any such Accepted Update.

3.7           Termination. This Agreement may be terminated at any time prior to the Closing Date as provided below:

3.7.1        by either Party, by written notice to the other Party, on or after the date that is [***] days after the Effective Date (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in breach in any material respect of any of its covenants hereunder;

3.7.2        by mutual written agreement of the Parties;

3.7.3        by Buyer, by written notice to Seller, if Buyer is not then in material breach of any representation, warranty, covenant or other agreement by Buyer contained in this Agreement, and there has been a material breach of any representation, warranty, covenant or other agreement by Seller contained in this Agreement that would result in the failure to satisfy one or more Buyer Conditions Precedent, and Seller has not cured or remedied such breach within [***] days or, if such breach is not capable of being cured or remedied within such [***]-day period, such longer time (not to exceed an additional [***] days and in any event no later than the Outside Date) as may be reasonably necessary to cure such breach;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.7.4        by Seller, by written notice to Buyer, if Seller is not then in material breach of any representation, warranty, covenant or other agreement by Seller contained in this Agreement, and there has been a material breach of any representation, warranty, covenant or other agreement by Buyer contained in this Agreement that would result in the failure to satisfy one or more Seller Conditions Precedent, and Buyer has not cured or remedied such breach within [***] days or, if such breach is not capable of being cured or remedied within such [***]-day period, such longer time (not to exceed an additional [***] days and in any event no later than the Outside Date) as may be reasonably necessary to cure such breach.

3.8          Procedure Upon Termination. In the event of termination pursuant to Section 3.7, this Agreement shall terminate, and the Acquisition hereunder shall be abandoned, without further action by either Party.

3.9           Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 3.7.1 or Section 3.7.2, then each Party shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the terminating Party; provided, that no such termination shall relieve any Party from liability for any willful breach of this Agreement. In the event that this Agreement is validly terminated by Buyer in accordance with Section 3.7.3, Buyer shall be entitled to reimbursement from Seller of the actual, out-of-pocket third party expenses and due diligence costs (including reasonable attorneys’ fees and costs) incurred by Buyer in connection with this Agreement up to a maximum reimbursement of [***] and may seek any and all remedies available to it at law or in equity. In the event that this Agreement is validly terminated by Seller in accordance with Section 3.7.4, then Seller may seek any and all remedies available to it at law or in equity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants and covenants to Buyer that all of the following are true and correct as of the Effective Date and as of the Closing Date:

4.1           Organization and Authority. Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of its state of formation and has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder (including the Acquisition). The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation by Seller of the Closing and all other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Seller, and no other proceedings on the part of Seller are or will be necessary to authorize this Agreement or any of the Transaction Documents, or to consummate any other transaction contemplated hereby or thereby.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Ownership; Interests. Seller is the sole beneficial and record owner of one hundred percent (100%) of the Interests. All of the Interests are held by Seller free and clear of all Liens (other than Permitted Exceptions). No Persons own or have any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire the Interests. There is no (a) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, anti-dilutive right or proxy relating to the Interests, (b) contract restricting the transfer of, or requiring the registration for sale of, the Interests, or (c) option, warrant, call, right or other contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any of the Interests or agreement to enter into any contract with respect thereto.

4.2           Organizational Documents. Seller has delivered to Buyer true and correct copies of the articles of organization, limited liability company agreements, and documents of similar effect or substance of the Project Company, including all amendments thereto.

4.3           No Adverse Order, Injunctions or Legislation. Seller is not a party to, subject to or bound by any agreement with, or any judgment, order, writ, prohibition, injunction, legislation, regulation or decree currently existing of any court or other Governmental Authority, which would (a) prevent or materially and adversely affect the execution, delivery or performance of this Agreement by Seller, or the transfer, conveyance and sale of the Interests by Seller to Buyer pursuant to the terms hereof or (b) have a Material Adverse Change.

4.4           Binding Agreement. This Agreement has been duly authorized, executed and delivered by Seller. This Agreement and each of the Transaction Documents to which Seller is a party upon execution constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

4.5           Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy of Seller. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller’s Assets or the income of Seller. Seller does not have any plan or intention of, nor has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

4.6           Litigation. There is no action, suit, litigation, dispute, arbitration, investigation or other proceeding, pending or in which Seller has appeared or has been served as a party (either as a plaintiff or defendant) or named without service or, to Seller’s Knowledge, threatened against Seller or Seller’s Assets, in writing, before any court or Governmental Authority, including actions, suits or proceedings for the enforcement of permits or investigations, other than as disclosed in writing to Buyer, and which, if adversely determined, would reasonably be expected to (i) individually or in the aggregate, have a Material Adverse Change or (ii) result in the issuance of an order restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Acquisition contemplated by this Agreement or any of the Transaction Documents.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.7           No Conflicts. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party do not, and the performance by Seller of its obligations under this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not:

(a)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents or resolutions of Seller;

(b)           conflict with or result in a violation or breach of any term or provision of any Applicable Law or of any order by any Governmental Authority; or

(c)            constitute (with or without notice or lapse of time or both) a breach or default under, or result in the creation or imposition of any Lien (other than Permitted Exceptions) upon, the Interests.

4.8           Third-Party Consents. Except as set forth on Schedule 4.9, no consents, approvals, authorizations, waivers, licenses, registrations, declarations, qualifications, filings or notices of or to Persons, including Governmental Authorities, are required in connection with the execution and delivery of this Agreement and the Transaction Documents to which Seller is a party or the consummation by Seller of the transactions contemplated by this Agreement (including the Acquisition) and the Transaction Documents to which Seller is a party and the Acquisition will not breach any Project Company Contracts.

4.9           Brokers’ Fees. Other than fees that will be paid in full on or before the Closing Date by Seller, there are no fees or commissions payable to any broker, finder or agent with respect to the Acquisition as a result of any of Seller’s actions for which the Project Company or Buyer could become liable or obligated or which could result in the imposition of any Lien upon the Project Company or the Interests (other than Permitted Exceptions).

4.10         Legal Compliance. Seller is in material compliance with all Applicable Laws relating to its business and operations, which, if it is determined that Seller has failed to comply would reasonably be expected to have a Material Adverse Change.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER IN RELATION TO THE PROJECT COMPANY

Seller represents, warrants and covenants to Buyer that all of the following are true and correct as of the Effective Date and as of the Closing Date:

5.1           Organization and Authority. Project Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its Assets and to carry on its business as now being conducted. Project Company is duly qualified to do business in and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Change.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.2           Subsidiaries. The Project Company has no subsidiaries.

5.3           Project Company Contracts.

5.3.1                    Schedule 5.3.1 contains a true, complete and correct list of all material Contracts to which the Project Company is a party (collectively, the “Project Company Contracts”).

5.3.2                    As of the Closing Date, to Seller’s Knowledge, Seller has made available to Buyer a true and accurate copy of each Project Company Contract, including any amendments or modifications thereto. Each Project Company Contract has been duly authorized and executed by the Project Company, or assigned to the Project Company, is in full force and effect as of the Closing Date, and constitutes a legal, valid, binding and enforceable agreement as to the Project Company, and to Seller’s Knowledge, the respective counterparties thereto, and will not be rendered invalid or unenforceable as a result of the Acquisition.

5.3.3                    The Project Company is not, and, to Seller’s Knowledge, no other party is, in breach of or in default under any Project Company Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or permit termination, modification or acceleration under, or, as of the Closing Date, result in the creation of any Lien (other than Permitted Exceptions) under any Project Company Contract.

5.3.4                    None of the Project Company, nor to Seller’s Knowledge, any counterparty to any Project Company Contract, has indicated in writing (i) its intention to amend or terminate any Project Company Contract, or (ii) has filed a notice of default or termination, or a claim for indemnification against the Project Company under or with respect to any Project Company Contract.

5.4           Assets. Except as set forth on Schedule 5.4, there are no material Assets of the Facility held by any Person other than the Project Company.

5.5           No Undisclosed Indebtedness. Except for any Indebtedness listed on Schedule 5.5, the Project Company has any Indebtedness.

5.6           Bank Accounts, Powers of Attorney. Except as set forth on Schedule 5.6, there are no bank accounts, lines of credit, safe deposit boxes, or related powers of attorney for the Project Company. Neither Seller nor the Project Company has outstanding powers of attorney for banking or other purposes related to the Project Company.

5.7           Insurance Policies. All insurance policies carried by Project Company related to the Real Property or the Facility are listed on Schedule 5.7 (the “Insurance Policies”).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and covenants to Seller that all of the following are true and correct as of the Effective Date and as of the Closing Date:

6.1           Organization and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder (including the Acquisition). The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation by Buyer of the Closing and all other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Buyer, and no other proceedings on the part of Buyer are or will be necessary to authorize this Agreement or any of the Transaction Documents, or to consummate any other transaction contemplated hereby or thereby.

6.2           No Adverse Order, Injunctions or Legislation. Buyer is not a party to, subject to or bound by any agreement with, or any judgment, order, writ, prohibition, injunction, legislation, regulation or decree currently existing of any court or other Governmental Authority, which would prevent or materially and adversely affect the execution, delivery or performance of this Agreement by Buyer, or the transfer, conveyance and sale of the Interests by Seller to Buyer pursuant to the terms hereof.

6.3           Binding Agreement. This Agreement has been duly authorized, executed and delivered by Buyer. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

6.4           Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy of Buyer. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Buyer’s Assets or the income of Buyer. Buyer does not have any plan or intention of, nor has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

6.5           Litigation. There is no action, suit, litigation, dispute, arbitration, investigation or other proceeding, pending or in which Buyer has appeared or has been served as a party (either as a plaintiff or defendant) or named without service or, to Buyer’s Knowledge, threatened in writing, before any court or Governmental Authority, including actions, suits or proceedings for the enforcement of permits or investigations, other than as disclosed in writing to Buyer.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.6          No Conflicts. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party do not, and the performance by Buyer of its obligations under this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not:

(a)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents or resolutions of Buyer; or

(b)           conflict with or result in a violation or breach of any term or provision of any Applicable Law or of any order by any Governmental Authority.

6.7           Third Party Consents. No consents, approvals, authorizations, waivers, licenses, registrations, declarations, qualifications, filings or notices of or to Persons, including Governmental Authorities, are required in connection with the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated by this Agreement (including the Acquisition) and the Transaction Documents to which Buyer is a party.

6.8           Securities.

(a)           Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person.

(b)           Buyer acknowledges that its investment in and acquisition of the Interests are subject to a number of risks and represents to Seller that Buyer is able to bear a complete loss of its investment in the Interests.

(c)           Buyer has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the Acquisition and to make an informed investment decision with respect to the Acquisition.

(d)           Buyer acknowledges that the Interests are an illiquid investment and that Buyer may have to hold the Interests for an indefinite period of time.

(e)           Buyer understands that the Interests are not registered under the Securities Act, or qualified under applicable state securities or “blue sky” laws on the grounds that the sale provided for in this Agreement is exempt from registration under the Securities Act and qualification under applicable state securities or “blue sky” laws, and that Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth in this Agreement. Buyer understands that the Interests may not be sold, transferred or otherwise disposed of without registration under the Securities Act and/or qualification under applicable state securities or “blue sky” laws, or an exemption therefrom.

6.9           Brokers’ Fees. Other than fees that will be paid in full on or before the Closing Date by Buyer, there are no fees or commissions payable to any broker, finder or agent with respect to the Acquisition as a result of any of Buyer’s actions for which Seller could become liable or obligated.

6.10         Opportunity for Independent Investigation; No Other Representations. Prior to its execution of this Agreement, Buyer has conducted an independent investigation and verification of the current condition and affairs of the Project Company and the Facility, including the condition, the cash flow and the prospects of the Project Company. In making its decision to execute this Agreement and to purchase the Interests, Buyer has relied and will rely upon the results of such independent investigation, upon the satisfaction of the conditions precedent to Closing, and upon the representations and warranties set forth in Article 4 and Article 5. Buyer acknowledges that: (a) it has had the opportunity to visit with Seller to discuss the Project Company, the Facility, and their respective conditions, cash flows and prospects; and (b) except as set forth in Article 4 and Article 5 or in any Transaction Document, none of Seller, the Project Company, or any Affiliate thereof makes any representation or warranty, express or implied, as to the Project Company or the Facility.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.11          Regulatory Status. Other than as set forth in this Agreement, Buyer is not required to obtain prior authorization from any federal or state regulatory agency for Buyer’s consummation of the Acquisition.

ARTICLE 7
COVENANTS; TAX MATTERS

7.1           Conduct of Business. During the period between the Effective Date and the Closing Date or termination of this Agreement pursuant to Section 3.7, except (a) for entering into and performing this Agreement, or (b) required pursuant to the terms of this Agreement, Seller shall, and shall cause the Project Company to, conduct its business in the ordinary course.

7.2           Correspondence Regarding the Project. From and after the Effective Date through the earlier to occur of the Closing Date or a termination of this Agreement pursuant to Section 3.7, Seller shall, as promptly as practicable, advise Buyer of any material notices, demands, claims, requests for information or other communications received relating to or in connection with the Project Company or the Facility, and shall reasonably consult with Buyer before responding thereto. From and after the Closing Date, Buyer shall, as promptly as practicable, advise Seller of any material notices, demands, claims, requests for information or other communications received relating to or in connection with the Project Company or the Facility that is necessary for Seller to perform its obligations pursuant to this Agreement, the Transaction Documents, or otherwise, and shall reasonably consult with Seller before responding thereto.

7.3           Tax Returns. Seller and Buyer shall cooperate with respect to the preparation of Tax returns covering the period prior to and post-closing.

7.4           Payment and Refunds. Seller shall be responsible for all Taxes associated with the Interests attributable to pre-closing Tax periods. Buyer shall be responsible for all Taxes associated with the Interests attributable to post-closing Tax periods. All transfer taxes, if any, arising out of, or in connection with the sale of the Interests to Buyer pursuant to this Agreement shall be borne equally by the Parties. To the extent a Party is required to pay more than [***] of such transfer taxes to any Governmental Authority, the other Party shall promptly reimburse such Party for such amounts. Notwithstanding the foregoing, Buyer shall not be responsible for any capital gains or any other Taxes incurred by Seller due to the Acquisition.

7.5           Notification. During the period between the Effective Date and the Closing Date or termination of this Agreement pursuant to Section 3.7, Seller shall, as promptly as practicable, notify the Buyer in writing of (a) the discovery of any event, condition, fact or circumstance that occurs or exists that causes or constitutes a breach of any representation or warranty made by the Seller in this Agreement and (b) any breach of any covenant or obligation of the Seller.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.6           UCC Termination Statements. Within [***] Business Days after the Closing Date, Seller shall file termination statements under the Uniform Commercial Code and any other Applicable Law, in recordable form, as to any financing statements of record in any jurisdiction encumbering the Interests or any Assets of the Project Company, as may be reasonably requested by Buyer. The provisions of this Section 7.6 shall survive Closing.

7.7           Termination of Account Control Agreements. The Parties shall use commercially reasonable efforts to terminate the account control agreements among Buyer, Seller (or an Affiliate of Seller), and Silicon Valley Bank related to the Master Lease Agreement within [***] Business Days after the Closing Date. After the Closing, Seller shall not, and shall cause its Affiliates to not, issue a notice or direction to Silicon Valley Bank directing Silicon Valley Bank to disperse any funds in such accounts to Seller or its Affiliates. The provisions of this Section 7.7 shall survive Closing.

7.8           Termination of EPC Guaranty. Prior to Closing, Seller shall use commercially reasonable efforts to terminate that certain Fund Guaranty, dated as of May 13, 2019 (as amended, the “EPC Guaranty”), by Seller Parent in favor of EPC Contractor. In the event that Seller is unable to terminate the EPC Guaranty prior to or at Closing, Seller Parent shall remain party to the EPC Guaranty, and Buyer shall indemnify Seller Parent from and against all claims, damages, losses, liabilities, costs, deficiencies and expenses of Seller Parent under the EPC Guaranty attributable to Obligations (as defined in the EPC Guaranty) arising after Closing. The provisions of this Section 7.8 shall survive Closing.

7.9           Termination or Replacement of Customs Letter of Credit. Seller shall use commercially reasonable efforts to terminate the Customs Letter of Credit prior to Closing. In the event that Seller is unable to terminate the Customs Letter of Credit prior to Closing, Buyer shall use commercially reasonable efforts to deliver a letter of credit or other security in the required amount to the Customs Letter of Credit Counterparty within [***] Business Days after the Closing Date, and, promptly thereafter, secure the release and return to Seller of the Customs Letter of Credit. After Closing, until the Customs Letter of Credit has been released and returned to Seller, Buyer shall indemnify Seller from and against all claims, damages, losses, liabilities, costs, deficiencies and expenses of Seller or any Affiliate of Seller under the Customs Letter of Credit arising after Closing. The provisions of this Section 7.9 shall survive Closing.

ARTICLE 8
INDEMNIFICATION

8.1           Indemnification Obligations. Each Party (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the other Party and such Party’s Affiliates together with their respective members, shareholders, managers, directors, officers, and employees (each an “Indemnified Party”) from and against all claims, damages, losses, liabilities, costs, deficiencies and expenses (including investigative costs, settlement costs and any reasonable outside legal, accounting or other expenses for investigating or defending any actions or threatened actions, including from any claims by third parties) (collectively, the “Losses”) to which any Indemnified Party becomes subject, which Losses arise out of or are incurred in connection with any of the following:

8.1.1        any breach of any representation or warranty made by the Indemnifying Party in this Agreement or any Transaction Document to which the Indemnifying Party is a party to;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

8.1.2        any breach of any covenant, agreement or obligation (and, for the avoidance of doubt, not including any of the representations or warranties) of the Indemnifying Party contained in this Agreement or any Transaction Document; and

8.1.3        any fraud, intentional misrepresentation or willful misconduct by the Indemnifying Party in connection with this Agreement or any Transaction Document to which the Indemnifying Party is a party or the transactions contemplated by this Agreement and any Transaction Document to which the Indemnifying Party is a party.

8.2           Claims for Indemnification. Subject to Section 8.5, if an Indemnified Party seeks indemnification under this Article 8, it shall give written notice (a “Claim Notice”) to the Indemnifying Party within a commercially reasonable period of time after such Indemnified Party becomes aware of any fact, condition or event which could reasonably be expected to give rise to Losses for which indemnification may be sought under Section 8.1 (a “Claim”). Each Claim Notice shall state that such Indemnified Party believes that such Indemnified Party is or may be entitled to indemnification, compensation or reimbursement under Section 8.1, and contain a brief description of the circumstances supporting such belief that such Indemnified Party is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Losses such Indemnified Party claims that it could reasonably expect to incur or suffer (the “Claimed Amount”).

8.3           Response Notice; Uncontested Claims. Within [***] days after receipt by an Indemnifying Party of a Claim Notice, such Indemnifying Party may deliver to the Person who delivered the Claim Notice a written response (the “Response Notice”) in which such Indemnifying Party: (a) agrees that the Person who delivered the Claim Notice is entitled to the full Claimed Amount, (b) agrees that the Person who delivered the Claim Notice is entitled to part, but not all, of the Claimed Amount, or (c) indicates that such Party disputes the entire Claimed Amount. If a Response Notice is not received within such [***]-day period, then the Indemnifying Party who received the Claim Notice shall be conclusively deemed to have agreed that the Person who delivered the Claim Notice is entitled to the full Claimed Amount. If the Parties are unable to resolve any dispute relating to any part of the Claimed Amount that is not agreed to pursuant to the Response Notice within [***] days after the delivery of the Response Notice, then the Parties shall be entitled to resort to any legal remedy available to such Parties to resolve such dispute.

8.4           Survival. The indemnification obligations in this Article 8 shall survive the Closing or earlier termination of this Agreement for a period of [***] following the Closing Date or earlier date of termination of this Agreement, as applicable (the “Indemnity Period”). No Claim for indemnification under this Article 8 for the breach of a representation of warranty by a Party may be asserted following the expiration of the Indemnity Period; provided, however, that as to any matters with respect to which a bona fide Claim Notice shall have been given or an action at law or in equity shall have commenced before the end of the relevant Indemnity Period, survival shall continue (but only with respect to, and to the extent of, such Claim) until the date of the final resolution of such Claim or action, including all applicable periods for appeal.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

8.5           Limitations on Indemnification. No Party shall be obligated to indemnify the other Party pursuant to this Article 8 with respect to any indirect, special, incidental, consequential or punitive damages or loss of profits relating to the breach or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement, and the maximum aggregate amount of indemnifiable Losses which may be recovered by a Party for any Claims made by such Party pursuant to Section 8.1 shall not exceed an amount equal to [***]; provided, that this Section 8.5 shall not apply to any Losses arising out of or based upon (i) any fraud, intentional misrepresentation or willful misconduct by a Party in connection with this Agreement, any Transaction Documents or the transactions contemplated by this Agreement or the Transaction Documents, (ii) a breach by Seller of a Seller Fundamental Representation, or (iii) a breach by Buyer of a Buyer Fundamental Representation.

8.6           Reliance on Representations. Each Party acknowledges and agrees that the other Party is relying on each representation, warranty, covenant and agreement in this Agreement and each Transaction Document.

8.7           Waiver of Other Representations. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 AND ARTICLE 5 OR IN ANY TRANSACTION DOCUMENT, THE INTERESTS, THE PROJECT COMPANY, AND THE ASSETS, PROPERTIES, OPERATIONS AND BUSINESS OF THE PROJECT COMPANY ARE BEING SOLD “AS IS, WHERE IS”. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 AND ARTICLE 5 OR IN ANY TRANSACTION DOCUMENT, (A) SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED; (B) BUYER EXPRESSLY DISCLAIMS ANY RELIANCE BY IT ON ANY STATEMENT, OPINION, OR INFORMATION MADE, GIVEN OR PROVIDED BY ANY REPRESENTATIVE OF SELLER, THE PROJECT COMPANY, OR ANY BROKER OR INVESTMENT BANKER ENGAGED BY SELLER OR THE PROJECT COMPANY WITH RESPECT TO ANY MATTER IN CONNECTION WITH BUYER’S EVALUATION OF THE INTERESTS, THE PROJECT COMPANY, AND THE ASSETS, PROPERTIES, OPERATIONS, BUSINESSES AND CONDITION (FINANCIAL OR OTHERWISE) OF THE PROJECT COMPANY; AND (C) BUYER ACKNOWLEDGES THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER.

8.8           Mitigation. Any Party that becomes aware of a Loss for which it seeks indemnification under this Article 8 shall be required to use commercially reasonable efforts to mitigate the Loss including taking any actions reasonably requested by the Indemnifying Party.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 9

NOTICES

Any communications between the Parties hereto or regular notices provided herein to be given shall be given to the following addresses:

To Seller:	CEFF Morehead Property, LLC

c/o Controlled Environment Foods Fund, LLC
[***]

with a copy (which shall not constitute notice) to:

Amis, Patel & Brewer, LLP
1399 New York Ave, NW, Suite 701
Washington, DC 20005
[***]

To Buyer:	AppHarvest Morehead Farm, LLC

c/o AppHarvest, Inc.
401 W. Main Street, Suite 321
Lexington, Kentucky 40507
[***]

with a copy (which shall not constitute notice) to:

Cooley LLP
11951 Freedom Drive, Suite 1500
Reston, VA 20190
[***]

Any notice that is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either Party may send notices by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express) or, with respect to notices, by electronic mail. Any notice sent by electronic mail shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the Party at its address specified above as set forth in the courier’s delivery receipt. Either Party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 10

MISCELLANEOUS

10.1         Successors and Assigns. This Agreement shall be binding upon each of the Parties and each of their permitted successors and assigns, if any. Neither Party may assign any or all of its rights or obligations under this Agreement, in whole or in part, to any Person without the prior written consent of the other Party.

10.2         Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.3         Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4         Entire Agreement; Amendments; Attachments. This Agreement and all exhibits and schedules hereto, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties. Buyer and Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Buyer and Seller, and any such amendment or modification so effected shall be enforceable in all respects on the Parties to this Agreement. If the provisions of any exhibit or schedule are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto are hereby incorporated as integral parts of this Agreement.

10.5         Severability. Any provision of this Agreement which is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.6          Dispute Resolution Process; Consent to Jurisdiction.

10.6.1      The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement, including through any specific dispute resolution processes provided for elsewhere in this Agreement, including those provided for in this Section 10.6. Any Party may give the other Party a written notice of any dispute not so resolved in the normal course of business or through any specific dispute resolution processes provided for elsewhere in this Agreement. Within [***] days after delivery of such notice, representatives of the Parties with full settlement authority shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.

10.6.2      If the dispute has not been resolved by negotiations within [***] days following the notice provided for in Section 10.6.1, or if the Parties fail to meet within the [***] day period set forth in Section 10.6.1, then each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any federal court within New York County, New York having subject matter jurisdiction. By execution and delivery of this Agreement and such other documents executed in connection herewith, each Party hereby (a) accepts the exclusive jurisdiction of the aforesaid courts, (b) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (c) irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any action or proceeding with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum, (d) agrees that services of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address set forth in Article 9, or at such other address of which the Parties have been notified and (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring any action or proceeding in any other jurisdiction.

10.6.3      EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS AGREEMENT.

10.7         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York excluding any laws thereof which would direct application of law of another jurisdiction.

10.8         Section Headings. The Section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

10.9         Counterparts. This Agreement may be executed in any number of counterparts (which may be delivered by electronic mail which attaches a portable document format (.pdf) document) and each counterpart shall represent a fully executed original, as if executed by both Parties, with all such counterparts together constituting but one and the same instrument.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.10       No Third-Party Beneficiaries. This Agreement is entered into for the sole benefit of the Parties, and except as specifically provided herein, no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

10.11       Costs. Except for the terms of the immediately succeeding sentence, each Party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors and representatives, incurred in connection with this Agreement. In the event of legal action to enforce or interpret any provision of this Agreement or the agreements, instruments or certificates delivered pursuant hereto, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys’ fees and other out-of-pocket costs of suit so incurred from the losing Party, at trial, on any appeal, and on any petition for review or other proceeding, in addition to all other sums provided by law.

10.12       Confidentiality. Each Party shall keep confidential, except as may be approved in writing by the other Party, necessary to be disclosed to taxing authorities and accountants preparing such Party’s Tax reports and filings, or required under Applicable Law, (a) the terms and provisions of this Agreement and (b) any and all information received by or in the possession of such Party relating to the other Party’s business which is either non-public, confidential or proprietary (collectively, the “Confidential Information”). Notwithstanding the foregoing, each Party may disclose the Confidential Information to its Affiliates and its and its Affiliates’ directors, officers, employees, accountants, attorneys and other advisors, agents, representatives, lenders, and investors; provided, that each Party shall inform each of such Persons of the confidential nature of such information and of that Party’s obligations of confidentiality in respect thereof and such Party shall be responsible for any breach of such obligations by any recipients of such Confidential Information.

10.13       Public Announcements. All public announcements by either Party in relation to this Agreement or the Acquisition shall be discussed in advance between the Parties and approved by both Parties; provided, that AppHarvest may include this Agreement, along with disclosure schedules related to it, in any filing made with, or correspondence with, the United States Securities and Exchange Commission; provided, further, that Seller may include media, descriptions, and references of and to the Facility in its or its Affiliates’ website content, reports, statements, releases, and other promotional materials without Buyer’s prior approval.

[Signature pages follow]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the Effective Date.

SELLER:

CEFF MOREHEAD PROPERTY, LLC

By:	EqCEF I, LLC, its manager

By:	/s/ Nick Houshower
Name:	Nick Houshower
Title:	Vice President

[Signature Page to MIPSA]

BUYER:

APPHARVEST MOREHEAD FARM, LLC

By:	/s/ Loren Eggleton
Name:	Loren Eggleton
Title:	Senior Vice President, Finance and Treasurer

[Signature Page to MIPSA]